TRANSLATION                                                     EXHIBIT 10(g)(i)

                                 LEASE AGREEMENT

         In the city of Vega Alta, Puerto Rico, on the twenty-fourth (24th) day of the month of March of nineteen hundred and ninety-nine (1999).

                                     APPEAR

         AS PARTY OF THE FIRST PART: The PUERTO RICO LANDS AUTHORITY, hereinafter called the "Lessor," a public corporation and government instrumentality of the Commonwealth of Puerto Rico, represented herein by its Executive Director, MR. FERNANDO MANUEL MACHADO-ECHEVARRIA, of legal age, married, attorney and agronomist, and resident of Toa Baja, Puerto Rico, Social Security Number 584- 57-6622.

         AND AS PARTY OF THE SECOND PART: MARGO NURSERY FARMS, INC., hereinafter called the "Lessee," a corporation duly authorized under the laws of the Commonwealth of Puerto Rico, with employer Social Security Number 66-0557816, represented herein by its President, MR. MICHAEL J. SPECTOR, of legal age, married, farm operator, and resident of Dorado, Puerto Rico, Social Security Number ###-##-####.

         And they hereby:

                                      STATE

         FIRST: That Lessor is the owner in fee simple of the real property described as follows:

                            Translation Page 1 of 22


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TRANSLATION

         RUSTIC: Parcel of land located in the Sabana Ward, of the Municipality of Vega Alta, Puerto Rico, with a surface area of approximately 260.00 cuerdas, and bordering: on the NORTH, channel easement; on the SOUTH, with a road of the Regadera farm and remnant lands of said farm owned by the Lands Authority; on the EAST, with remnant lands of the Regadera farm, owned by the Lands Authority; and on the WEST, with easement of PR Road Number 690.

         Recorded at Page 7 of Tome 20 of the Registry of Property of Vega Alta.

         And it hereby ASSIGNS and GIVES in lease to Lessee said real property under the terms and conditions contained herein. The real property object of the lease and described in this agreement forms part of the Regadera farm located in the Sabana Ward of the Municipality of Vega Alta, Puerto Rico.

         SECOND: The premises object of this lease have a superficial area of approximately 260.00 cuerdas belonging to the Regadera farm which appears geographically delimited in the sketch attached hereto and made to form a part hereof as Exhibit "A".

         THIRD: The terms and conditions of this lease are as follows:

         1) The lease term shall be for a period of five (5) years, as of the date of delivery of the premises, with the right to three (3) extension periods of five (5) years each. Lessee shall have a period of ninety
(90) days after expiration of each term to exercise its right to extend the terms and conditions of this agreement. Upon expiration of said ninety (90) days, Lessor shall notify Lessee in writing that the latter shall have sixty
(60) days

                            Translation Page 2 of 22


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TRANSLATION

to exercise its right in writing, otherwise the automatic extension will be canceled. It is hereby clarified that the right to said extension is conditioned on compliance with the terms and conditions of this agreement.

         2) During the terms of this agreement or in the exercise of any of its extensions, Lessee may request and state its interest in exchanging the leased property. In the event that Lessee wishes to exchange another property of equal capacity, property of Lessee, which is not leased property, Lessor agrees to evaluate such exchange.

         3) In spite of the fact that it is not part of the public policy of Lessor to offer for sale lands used for agricultural purposes, in the event that Lessor intends to totally or partially encumber the leased property due to the fact that it ceases to be of public use, it shall grant the right of first refusal pursuant to Section 31a of the Public Lands Sale or Lease Act of April 18, 1952, as amended.

         4) Lessor may terminate the lease in the event that the property becomes necessary for the ends and purposes of Lessor or of another Government or Municipal Agency, in which case Lessee shall only be entitled to be indemnified or compensated for the permanent unrecovered improvements it has made on the property whose lease was so terminated by lessor prior to its expiration

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TRANSLATION

provided that such improvements have been previously authorized. Lessee must submit verifiable evidence of the improvements made on the property at the time of termination of the lease or part thereof by Lessor. It is hereby clarified that should Lessee be entitled to be compensated for any type of improvements, such compensation shall be for the Account of the Agency or Municipality interested in the lands, releasing Lessor from any liability in this type of claim.

         5) The annual rent on the lease shall be $26,000.00, at the rate of $100.00 per cuerda per lease year for the next five (5) year extension periods, to be timely negotiated between the parties, Lessor agreeing not to increase the rent beyond what Lessor charges to other corporations dedicated to the same or similar industry of approximate capacity. Responsibility for the total payment of property taxes is transferred to Lessee, which at present are estimated at an average of $1,560.00, at the rate of $6.00 per cuerda per year; provided, that any tax increase imposed on the property during the term of this agreement shall also be the responsibility of Lessee. It is hereby clarified that should Lessee accept the services of a tax exemption it shall always be responsible for the payment of the rent in the pre-agreed manner. The payments are to be made quarterly in advance at the offices of Lessor, located on Stop 19 1/2, 1311 Fernandez Juncos Avenue, in

                            Translation Page 4 of 22


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TRANSLATION

Santurce, Puerto Rico. Also, at the time of execution hereof, Lessee must pay the sum of seven hundred eighty dollars ($780.00) to cover part of the administrative expenses. It is hereby clarified that should Lessor participate in the improvements of the infrastructures of these lands, the rent may be revised for purposes of adjusting the same to what other lessees pay in similar situations.

         6) Lessor shall grant Lessee a sixty (60) days curing period for the payment of the rent and the use of the leased property, provided that it is not contrary to the law, morals or public order. Failure to pay the rent in the manner stipulated under the preceding condition shall entitle Lessor to terminate the lease and to immediately proceed to the eviction of Lessee, as well as to exercise any right or action which may be proper.

         7) Lessee agrees not to construct on the leased property any building, except for sheds and other facilities directly related with the activity or uses authorized herein, such as buildings for storage and offices, including structures for employees, all after Lessee arranges, on its own and for its own account, for the corresponding permits from the pertinent agencies. Lessee shall be entitled to construct any structure within the farm to protect our inventory from theft or vandalism, to pave roads in the perimeter upon prior written authorization of Lessor, and to improve the

                            Translation Page 5 of 22


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TRANSLATION

drainage which includes ditches, provided that Lessee arranges, on its own and for its own account, for the permits from the pertinent agencies. Lessee shall not allow any person to build, other than Lessee or its agents, Lessor being liable for any damages which the violation of such condition causes.

         8) Lessee agrees to use the leased property solely and exclusively for the production and sale of ornamental plants, trees, palm trees, the planting of grass, the manufacture and distribution of gardening products in general, such as pots and chemical gardening products, provided that Lessee complies with all of the state and/or federal laws and regulations in connection with the production, and provided that, should this condition be violated, Lessor may resolve the lease agreement immediately. However, it is hereby clarified that the planting of grass, trees and palm trees on land will be permitted after submitting proper guarantees for the replacement of the top soil. Upon concluding the planting and extraction of grass, Lessee shall replace the organic layer of the top soil at a thickness of not less than eight (8) inches in the entire area used for planting grass. In order to guarantee compliance with this condition, Lessee accepts and agrees to post and to maintain in effect during the term of this agreement, a bond of three thousand dollars ($3,000.00) per cuerda used for the planting and extraction of grass, trees and palm trees

                            Translation Page 6 of 22


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TRANSLATION

as other farmers have done. Said bond may be made through an insurance company authorized to do business in Puerto Rico. Lessee shall notify the number of cuerdas to be used for this purpose and on the basis of such number it shall post the bond. Lessee shall be responsible for any contamination in connection with the manufacture and distribution of chemical gardening products on the leased premises, releasing Lessor from all liability in connection with said operation.

         9) The parties agree that access to the lease property shall be through the easement of State Road 690. Lessee shall maintain and preserve with durable material the access road in transitable condition and shall install a control system which will maintain permanently clean the access road and internal roads of the leased property.

         10) All improvements of any kind, whether they are useful, necessary or permanent, which Lessee has introduced into the leased property, as well as all plantings or sprouts which Lessee has not removed, shall enure to the benefit of Lessor upon termination of the lease agreement, whether because said agreement expired or because Lessor must resolve the same due to breach by Lessee or voluntary surrender of the property by Lessee unless Lessor provides otherwise in writing using the same formalities of this agreement. Lessee it entitled to remove any improvements

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TRANSLATION

introduced provided that such removal does not cause damage to the land leased and it agrees to leave the land used in like or better condition as when it found the same.

         11) Lessee shall be entitled to mortgage the improvements to removable structures without impairing the real property, such as green houses, shade houses, and warehouses for agricultural product equipment up to a maximum of three million dollars ($3,000,000.00), pursuant to the Civil Code of Puerto Rico, the applicable Regulations and case law.

         12) In order to guarantee the payment of the rents corresponding to the five (5) years and the three (3) extension periods of five (5) years each, Lessee shall deliver to Lessor and shall maintain in effect during the term of the lease agreement a bond by depositing thirteen thousand seven hundred eighty dollars ($13,780.00). Said amount shall not accrue interest in favor of lessee. The bond must be accepted by Lessor.

         13) Lessee agrees to guarantee, through the same deposit mentioned in the preceding clause, that upon conclusion of the lease agreement it shall remove the structures constructed by it on the leased premises and to cover any expense which the Lands Authority must incur for such removal, including reasonable legal and other expenses.

                            Translation Page 8 of 22


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TRANSLATION

         14) Any damage caused to any individual person or properties or to Lessor as a result of the use for which the leased property will be dedicated shall be the responsibility of Lessee.

         15) Expanding on the preceding condition, it is hereby provided that in the event that Lessor is sued for the reasons contained in the condition mentioned herein, Lessee shall assume the defense of Lessor and, should it fail to do so, Lessee shall be liable to Lessor for any expenses incurred by the latter in such defense, in addition to being liable for the payment of any judgment which may be entered.

         16) Lessee agrees to care for the leased property with the diligence of a good father of a family committing to surrender the same in equal or better condition than those in which it was received at the commencement of the lease, except for any natural deterioration it may undergo.

         17) Lessee shall maintain in good condition the use of the roads or paths which run through the leased property.

         18) The parties agree that the leased area was determined through a planimeter and should Lessee wish to have measurements taken to determine the exact area of the lease property it must do so on its own and for its own account within a term of not more than six (6) months as of the date on which the agreement is executed. The adjustment resulting in the area, if any, shall be

                            Translation Page 9 of 22


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TRANSLATION

made after Lessor corroborates the measurement plan. Likewise, an adjustment in rent as a result of the change in area shall be made retroactive to the date on which the lease agreement was executed or the lands delivered to Lessee.

         19) In the event that the measurements are taken subsequent to the six
(6) months period, the rent shall be adjusted and shall enter into effect thirty
(30) days following the date on which Lessee notifies Lessor in writing of the results of said measurement. Neither Lessee nor Lessor shall be entitled to file a claim between them for payments made prior to the rent adjustment, unless the measurement and notice mentioned herein are made within said six (6) months period.

         20) The payment of property taxes imposed on the leased property shall be the responsibility of Lessee, provided that any tax increase imposed thereon shall also be the responsibility of Lessee, who must pay to Lessor as of delivery of the land and as provided in condition number five (5) hereof.

         21) The payments of electrical energy, aqueduct waters, telephone and other general services, if any, shall be for the account of Lessee.

         22) Lessee agrees to perform on the leased property, during the term of the lease, any work which may be necessary in order to put it and preserve it in serviceable condition for the use for

                            Translation Page 10 of 22


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TRANSLATION

which it will be destined, all for its own account without any expense or disbursement by lessor.

         23) During the term of the lease, Lessee shall repair the fences of the leased property, if any, and replace any of the same which may for any reason be destroyed or disappear; and in the event that no fences exist, Lessee agrees to properly fence in the leased property, to maintain the fences in good condition, in addition to not moving or altering in any way the boundary points or fences established, or allow any person to move, change or alter said boundary points or to remove fences. It shall also clean the trenches, irrigation ditches, and/or drains on said property, if any, and to prune and/or weed said property, as necessary, and as is usual and customary.

         24) Lessee agrees not to cut down the trees and palm trees on the leased premises, if any, without the prior written authorization of Lessor.

         25) Lessee shall permit the entry of Lessor's employees onto the leased property to perform any activity necessary for Lessor, such as taking measurements, preparing topographic maps, inspections, etc. Similarly, it shall permit the entry of the officials of the Department of Agriculture, of its ascribed Agencies, or of any other state or federal instrumentality which has an interest in or has jurisdiction over the land to carry out

                            Translation Page 11 of 22


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TRANSLATION

studies on the development of the agricultural project, as well as to perform any necessary investigation.

         26) Lessor reserves the right to use any roads existing on the leased property belonging to Lessor which are necessary to provide access to lands which are used by programs of Lessor, the Sugar Corporation, and other lessees of Lessor or for any other use which may enure to the public good.

         27) Lessor reserves the right to exploit directly or through contract with third parties the mineral deposits which exist or may exist on the leased property.

         28) Lessee may not assign the lease agreement, in whole or in part, nor may it assign the administration of the leased property and its operations thereon, nor any right derived therefrom to any person or entity, nor may it sublease, in whole or in part, the property object of this lease to any person or entity unless such assignment is to an affiliate. Any damage caused to the leased property by the affiliates of Lessee shall be the primary responsibility of Lessee.

         29) The fact that Lessor, upon the occurrence of any violation of the conditions mentioned herein, does not terminate immediately the term of the lease, nor takes any steps to have Lessee evicted from the leased property shall not be construed as Lessor consenting to such violation or to waiving the right to

                            Translation Page 12 of 22


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TRANSLATION

terminate the agreement, and Lessor may at any time make use of any and all rights and actions which our laws grant it provided that thirty (30) days advance notice is given to Lessee.

         30) In the event that Lessor must establish or file and files or established any judicial action against Lessee for the collection of any sums of money in terms of rents owed or for damages stemming from the lease agreement and/or for the eviction of Lessee, whether because the term of the agreement has expired, for failure to comply with any of the lease conditions as stipulated, Lessee expressly accepts and agrees to pay all costs, expenses and disbursements originating from the processing of the action or actions established or filed as well as the payment of attorney's or attorneys' fees incurred by Lessor therefor, even if such attorneys are employees of Lessor and Lessee shall expressly submit to the competence of the courts chosen by Lessor for the processing of any action filed by the latter against Lessee by reason of the lease agreement.

         31) Lessee agrees to comply with all of the applicable laws and regulations of the Commonwealth of Puerto Rico and of the Municipalities where the leased property(ies) is/are located.

         32) Lessee accepts and agrees to pay to Lessor annual interest on any amount owed and in default, using as the basis the primary interest in effect at the Government Development Bank, plus

                            Translation Page 13 of 22


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TRANSLATION

one percent (1%) over same, as of the date of occurrence of such action.

         33) Lessee agrees to respect the easements established on the real property object of this lease and shall impede the establishment of new easements and rights of passage without the written consent of Lessor.

         34) Lessor reserves the right to cut handspikes, if any, on the leased property upon prior notice to Lessee.

         35) Lessor shall notify Lessee in writing of any breach of the agreement and may, at its option, grant Lessee a term to cure the same.

         36) In the event that Lessee wishes to resolve the lease agreement prior to the date of expiration, it must notify the same in writing to Lessor not less than thirty (30) days prior to the date it wishes to terminate the same and accompany together with the notice of resolution the amount corresponding to six (6) months rent. Should the lease agreement have less than six (6) months remaining in its term, Lessee shall only be required to pay Lessor the rent corresponding to the time left on the agreement, excluding the extension period, if any.

         37) Lessee shall respect the rights of the families residing on the leased property, if any, and shall agree to allow said families to have free access to their respective dwellings.

                            Translation Page 14 of 22


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TRANSLATION

Likewise, it agrees to allow them to plans the short term crops which they have on the property at the time the same is leased. This condition is expanded in order to establish that the following peons exist on the leased property: NONE.

         38) Lessee freely accepts and agrees to grant in favor of the Lands Authority an Assignment of Credit authorizing the Animal Husbandry Service and Development Administration, the Agricultural Insurance Corporation, the Puerto Rico Farm Credit Bank, Farms Services Agency or other income which may be received from legal suits in which Lessee is involved to make any deductions necessary up to the total amount of the debt.

         39) Lessee accepts and is aware that the leased property represents a major risk for purposes of floods or access thereto, for which it assumes full responsibility for complying with the requirements and provisions of the regulation on Areas Susceptible to Flooding for any construction, use or development, including the total cost of any studies or works necessary to make its project viable.

         40) Lessee accepts and agrees that any change in residential or postal address or telephone number, if any, shall be notified to Lessor within the term of thirty (30) days after such change is made.

                            Translation Page 15 of 22


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TRANSLATION

         41) Lessee accepts and agrees that once work on the premises begins on the agricultural activity to be engaged, it assumes, in turn, the risk of any losses or damages due to natural causes, such as flooding, rains, droughts, earthquakes, stormy squalls, hurricane and/or for other types of damages, such as fires, diseases and plagues, and Lessor need not compensate Lessee in any manner for such damages or losses.

         42) The Lands Authority and/or the Programs ascribed thereto shall not be responsible for any inconveniences caused to the plantings and/or animals which Lessee has on the leased property resulting from the application of herbicides or insecticides on the plantings developed on adjacent lands.

         43) The parties expressly agree that this agreement shall not be recordable at the Registry of Property. In event that Lessor decides to assign or transfer the title or assets of the leased property to another Government Agency, it shall be the duty of Lessor to notify Lessee in writing and to all future titleholders or purchases of the existence of this lease agreement, and Lessor shall inform Lessee of the name and address of the future purchaser prior to the act of disposition of the leased property.

         44) This agreement shall not be valid in any of its parts until an authorized officer of the Lands Authority makes physical delivery of the property to Lessee and Lessee accepts the same.

                            Translation Page 16 of 22


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TRANSLATION

         45) Lessee acknowledges that the activity in which it will be engaged could at some of its stages generate contaminants or damaging toxic substances, both for humans as well as for the environment in general if the best handling practices are not undertaken. This situation is aggravated if the premises object of the lease are located in an area next to or bordering structures used as residences or to bodies of water, thus Lessee agrees to ensure that all safety measures are followed in compliance with all of the standards and provisions of the state and federal statutes created to prevent or minimize any possible adverse act of its actions on the quality of human environment; therefore, Lessee is also cautioned that it will be solely responsible for any damages to life or the leased property and the property of third persons, litigations, judgments, fines or penalties imposed by courts of state or federal administrative agencies on Lessee or the Lands Authority. Expanding on the foregoing, should the Lands Authority have to pay files and penalties for Lessee's breach of any state and federal laws, Lessee shall be responsible for total payment of said fine and penalty plus an additional twenty-five percent (25%) for costs, expenses and attorney's fees as well as for any interest accrued on the fine and penalty paid by the Lands Authority.

         46) Expanding on condition number eight (8) and number forty-five (45), in order to guarantee payment of any claim which may

                            Translation Page 17 of 22


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TRANSLATION

arise for damages caused to individual persons or properties or of properties of the Lands Authority as a result of Lessee's activities on the leased property, Lessee accepts and agrees to obtain and maintain in effect during the term of this lease agreement a public liability insurance policy with an insurance company duly registered and authorized to do business in Puerto Rico, including the Lands Authority as additional co-insured, with the following limits:

                  $500,000.00 for accident and $500,000.00 for property damages. Said policy must include a Hold Harmless Agreement clause. Should both liabilities be combined (C.S.L.) the amount of the policy shall not be less than the sum of both amounts, with aggregate equal to the sum of the amounts of the policy limits.

         47) The parties expressly agree that upon expiration of the agreement without Lessor requiring that Lessee surrender possession of the leased lands, the agreement shall not be considered renewed and there will be no tacit re-extension. The fact that Lessor accepts rental payments on the lease from Lessee after the agreement has expired shall not be interpreted as the agreement having been renewed or that such tacit re-extension exists. In such event, should Lessee continue in possession of the property due to Lessor's tolerance or inadvertence, it shall be subject to a month-to-month agreement until the parties agree, at the will of

                            Translation Page 18 of 22


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TRANSLATION

Lessor, that a new agreement will be executed. The monthly rent shall be the result of dividing the last annual rent agreed to in this agreement into twelve
(12) months. This agreement shall in no way limit the authority of Lessor to recover possession of the leased land if it is necessary for its purposes or because Lessee has failed to comply with any of the provisions of this agreement.

         48) Lessor agrees to give the endorsement of its agency to obtain agricultural credits and to adopt the infrastructure program on irrigation and drainage following the procedure established to qualify for funds assigned under the infrastructure program, provided that Lessee qualifies as a bona fide farmer and has complied with the terms of this agreement.

         49) Lessee expressly accedes, accepts and authorizes the Puerto Rico Lands Authority to disclose any information relative to the credit and form of rent payments to any public or private entity dedicated in turn to disclosing or distributing credit information.

         50) The parties expressly agree that any claim which one party has against the other for damages due to the alleged breach of its obligations under this agreement shall be discussed exclusively through an arbitration proceeding to which they will submit expressly waiving the judicial forum of a Court. Excluded from the arbitration proceeding are all other claims, matters,

                            Translation Page 19 of 22


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TRANSLATION

rights or procedures under this agreement which have nothing to do with damages, such as, but not limited to, evictions and replevies judicially filed by Lessor for breach of any of the obligations contracted by Lessee, claims for collections of monies for any concept of Lessor against Lessee; the authority of Lessor to resolve the lease agreement for any of the causes stated and acknowledged by the parties therein. The specific proceeding for the claim to be arbitrable in any claim for damages of the parties shall be the following: either of the parties who claims damages from the other within the term of thirty (30) days after the latter becomes aware of the facts and damages which gave rise to its claim must notify in writing, by certified mail, return receipt requested, said claim to the other party indicating in the content of its written communication a summary of the facts on which it bases its claim, in which it shall further indicate the specific contractual provision(s) invoked in support of its claim, the amount claimed and it shall also describe the documentary and testimonial evidence it has in support of its allegations. The claimee shall have thirty (30) days to respond to the claim. Should the claimee respond by denying the claim or should it fail to respond within the above-indicated term, then the claimant may demand in writing, within thirty
(30) days, that the case be submitted to arbitration, indicating in its communication the name

                            Translation Page 20 of 22


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TRANSLATION

of the arbitrator it has selected. The claimee, in turn, shall select another arbitrator. The arbitrator selected by Lessee and the arbitrator selected by Lessor shall select by mutual agreement a third arbitrator so that together they can discuss the controversy. The parties shall be entitled to a discovery period, which shall be regulated by the arbitrators. The decision or award of the arbitrators, after the evidentiary hearing has been held, shall be by majority and shall be final and unappealable for the parties from the date on which the same is issued.

         51) The parties agree freely, voluntarily and will full understanding of the agreements and their consequences, that no claim for damages and no decision or award of the arbitrators may exceed in the granting or compensation for damages more than three (3) times the amount represented by the total amount which Lessor may collect in rents during the full term of the agreement without including any extensions thereof.

         52) These are the terms and conditions which the parties have reached freely and voluntarily, and which they manifest they have read and understood. The parties finally agree that no verbal or written agreement or representation of either of the parties may vary of modify the conditions and terms of this agreement unless they are executed in writing and under the same formalities as this agreement.

                            Translation Page 21 of 22


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TRANSLATION

         SUCH IS THE LEASE AGREEMENT, which the parties sign as they have found it to be in accordance with the stipulations agreed to on the date indicated hereinabove.

                                            PUERTO RICO LANDS AUTHORITY

                                                    (SIGNED)
                                        ----------------------------------
                                        FERNANDO MANUEL MACHADO-ECHEVARRIA
                                                EXECUTIVE DIRECTOR

                                                    (SIGNED)
                                        ----------------------------------
                                                MICHAEL J. SPECTOR

AFFIDAVIT NO.  7636

         Subscribed and sworn to before me by MR. MICHAEL J. SPECTOR, of the personal circumstances stated above, personally known to me.

         In Vega Alta, Puerto Rico, on March 24, 1999.

[Notarial Seal]                     (SIGNED) BLAS R. FERRAIUOLI-MARTINEZ
                                    ------------------------------------
                                                NOTARY PUBLIC

AFFIDAVIT NO.  7636

         Subscribed and sworn to before me by MR. FERNANDO MANUEL
MACHADO-ECHEVARRIA, of the personal circumstances stated above, personally known to me.

         In Vega Alta, Puerto Rico, on March 24, 1999.

[Notarial Seal]                     (SIGNED) BLAS R. FERRAIUOLI-MARTINEZ
                                    ------------------------------------
                                               NOTARY PUBLIC

                            Translation Page 22 of 22